Exhibit 10.1

Termination and Settlement Agreement
Entered into on this 2nd day of October 2005 (the “Effective Date”)
(the “Agreement”)

By and Between:

Vision-Sciences, Inc., a Delaware (U.S.A.) corporation, having its principal place of business at 9 Strathmore Road, Natick, Massachusetts 01760, U.S.A., Fax No. +1-508-650-9976 (the “Company”);

And

Three BY Ltd., a company duly organized under the laws of Israel and having its principal place of business at Migdal Tefen, Israel, Fax No. + 972-4-987-2340 (the “Manufacturer”);

WHEREAS, the Parties have entered into a Contract Manufacturing Agreement dated June 25th 2003, as in effect on the date hereof, together with all related or ancillary agreements  or instruments (the “Main Agreement”);

WHEREAS, the Parties have mutually agreed to terminate the Main Agreement and settle finally any issues or disputes between them relating to the termination of the Main Agreement or the parties relationship prior to the date of this Agreement in accordance with the terms and conditions of this Agreement as hereinafter stipulated;

1.               Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Main Agreement.

2.               Without derogating from the provisions of this Agreement, the parties agree that the Main Agreement shall be, and hereby is, mutually terminated (in accordance with the provisions of Section 17.2 of the Main Agreement) effective on the date that is six months from the date of this Agreement (the “Effective Termination Date”). The termination of the Main Agreement shall be without derogation of the provisions of Section 18 of the Main Agreement. For the sake of clarity, it is agreed and understood that except as expressly provided in this Agreement, neither party will be entitled to any remuneration or compensation as a result of or by reason of the termination of the Main Agreement, except as described in this Agreement, and that upon the Effective Termination Date, the parties shall, and hereby agree to, release and discharge the other from any and all claims under the Main Agreement, except for or without limitation of the obligations of the parties under this Agreement, which shall survive the Effective Termination Date, together with any provisions of the Main Agreement that by their terms are designed or intended to survive the termination of the Main Agreement.

3.               The Company hereby agrees to issue, within 3 business days following the Effective Date, its binding purchase order to the Manufacturer (the “Purchase Order”) for the Manufacture of 180,000 ENT sheaths (the “Sheaths”) at a price of US $1.204 per unit, Ex Works (Incoterms 2000) Manufacturer’s facility, totaling US $216,720. The Manufacturer shall provide the Company with the complete list of the raw materials and their costs purchased for the manufacture of the Sheaths, prior to the first monthly shipment. Based on any documented cost increase of raw materials purchased by the Manufacturer for the manufacture of the Sheaths, compared to the last purchase of such raw material, the unit price of the Sheaths will be adjusted in good faith by the Parties.

Notwithstanding the aforesaid, the Company shall have the right to revise the quantity of each Sheath’s catalog number in a given monthly shipment, by giving a written notice to the Manufacturer, as long as the followings are met: (i) the total monthly quantity remains 30,000; and (ii) the notice of the revision is given at least 60 days prior to the scheduled shipment date.

4.               It is recorded that the Company has shipped 675 pounds of polyurethane to the Manufacturer for which the Manufacturer hereby confirms that it agrees to issue its binding purchase order at a price of US $5.58 per pound, plus freight costs to Manufacturer, payable within 30 days following the receipt by 3BY of the Purchase Order. The parties agree that this supply will allow the Manufacturer adequate time using the Manufacturer’s best efforts to procure additional polyurethane so as to manufacture the Sheaths without delays and comply with the terms of this Agreement and related purchase orders for Sheaths.  It is understood that the Manufacturer will procure all additional raw materials required for the Manufacture of the Sheaths, except those mentioned in Section 5 below, on a best efforts basis.

5.               The Company will ship to the Manufacturer, no later than 5 business days following the Effective Date, the windows for the first monthly shipment of Sheaths.  The Company will supply windows for subsequent shipments at least 30 days prior to the scheduled shipment date.  The Manufacturer will issue to the Company a purchase order for said windows at a price of $0.005 per window payable within 30 days from shipment by the Company.

6.               The Manufacturer agrees that the Sheaths will be delivered to the Company in six (6) consecutive monthly shipments of 30,000 Sheaths each, the first of which will be made no later than 30 days following the receipt by the Manufacturer of all raw materials required for the manufacture of this first shipment.  Subsequent shipments will be made at thirty-day intervals from the first shipment with the sixth and last shipment being made no later than one hundred fifty (150) days following the date of the first shipment.  If the Manufacturer will not be able to commence shipments by the later of: (i) 90 days from the Effective Date; or (ii) within 45 days from the receipt of first shipment of windows from the Company, or if the Manufacturer otherwise does not comply with this Agreement and the applicable terms of the Main Agreement, then the Company shall be entitled to cancel the order for the Sheaths, and the Effective Termination Date will be accelerated to such date.

7.               For the sake of clarity, the provisions of the Main Agreement relating to the Products (including those contained in Sections 1, 2, 3.2, 3.3, 6, 7, 8, 11, 12, 13, 14, 15 and 16) shall apply, mutatis mutandis, with respect to the Sheaths to be manufactured by the Manufacturer in accordance with the terms of this Agreement. Without derogating from the generality of the aforesaid, the Manufacturer undertakes to manufacture the Sheaths in accordance with the applicable standards and other terms of the Main Agreement pertaining to the Manufacture of the Products.

8.               The Manufacturer hereby undertakes to return and make all the Equipment (as defined in the Agreement between the Parties dated December 28, 2004 and listed in Appendix “A” hereto) available to the Company, or its designee, at the premises of the Manufacturer in Migdal Tefen. The Company shall arrange for shipment of the Equipment from said premises at the Company’s risk and expense.  The Equipment shall be returned and made available to the Company, as aforesaid, in the same condition as it was originally received by the Manufacturer, normal wear and tear accepted, as follows:

1.1         All the Equipment that is not required for the Manufacture of the Sheaths - within 14 days of the date of this Agreement; and

2.2         The remaining part of the Equipment, upon the earlier to occur of: (i) within 14 days of completion of the Manufacture of the last shipment of the Sheaths; (ii) June 1, 2006; or (iii) upon termination of this Agreement by the Company under any of the circumstances set forth in Sections 17.3 or 17.4 of the Main Agreement (which provisions are incorporated by reference to this Agreement) or in accordance with the provisions of Section 6 above.

9.               Upon completion of the manufacture and shipment of the Sheaths, the Manufacturer shall supply the Company with a list of the Sheath’s raw materials remaining in the Manufacturer’s possession. The Company shall purchase from the Manufacturer, at the Manufacturer’s purchase price, said remaining raw materials that are in a useable state within 10 business days after receipt by the Company of said list.

10.         The Company shall reimburse the Manufacturer the total sum of US $16,700, as follows:

10.1                 US $7,200 – for the SIG sealing machine – within 15 days of delivery of the machine to the Company;

10.2                 US $600 – for the label printer – within 15 days of delivery of the printer to the Company;

10.1                 US $900 – for the Gasket mold – within 15 days of delivery of the mold to the Company;

10.3                 US $6,000 – for the Company’s share for the extra payment paid by the Manufacturer to Sheffi engineering – within 15 days of the date of signature of this Agreement;

10.4                 US $2,000 – for Zvi Haim’s expenses during his last visit to the Company – within 15 days of the date of signature of this Agreement.

11            Section 21 of the Main Agreement (Miscellaneous) is incorporated by reference to this Agreement and forms an integral part hereof.

12            For the sake of clarity, Appendix “B” shows the status of the open purchase orders for Products, components, and services that the Company has with the Manufacturer as of August 31, 2005.  The purchase orders for Products are to be completed and processed as provided in the Main Agreement.  The purchase orders for components and services are to be completed and processed as defined on each purchase order, or as otherwise mutually agreed to by the Parties.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first hereinabove written.

Vision-Sciences, Inc.		Three BY Ltd.
By:	Ron Hadani	By:	Zvi Haim
Title: President and CEO		Titles: General Manager